Filed Pursuant to Rule 424(b)(5)
Registration No. 333-179244

PROSPECTUS SUPPLEMENT
(to Prospectus dated February 14, 2012)

7,500,000 Shares

Costamare Inc.
COMMON STOCK

We are selling 7,500,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “CMRE.” The last reported sale price of our common stock on March 21, 2012 was $15.49 per share.

Members of the Konstantakopoulos family, who in the aggregate own a majority of our common stock, have agreed to purchase 750,000 shares of our common stock in the offering.

Investing in our common stock involves risk. Please read the section entitled “Risk Factors” on page S-13 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 29, 2012 before you make an investment in our shares.

	Per Share	Total
Public offering price	$14.100	$105,750,000
Underwriting discount(1)	$0.705	$4,758,750
Proceeds, before expenses, to Costamare Inc.	$13.395	$100,991,250

(1)	The underwriters will not receive an underwriting discount or commission on the sale of 750,000 shares of our common stock to members of the Konstantakopoulos family.

We have granted the underwriters an option to purchase up to an additional 1,125,000 shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about March 27, 2012.

Morgan Stanley	BofA Merrill Lynch

March 22, 2012

i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation by Reference.” To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors on page S-13 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2012 (as amended on March 19, 2012, our “Annual Report on Form 20-F”).

Unless otherwise indicated, references in this prospectus to “Costamare,” the “Company,” “we,” “our,” “us,” or similar terms when used in a historical context refer to Costamare Inc., or any one or more of its subsidiaries or their predecessors, or to such entities collectively.

We use the term “twenty foot equivalent unit”, or “TEU”, the international standard measure of containers, in describing the capacity of our containerships. Before making your investment decision, you should carefully read the prospectus and the documents referred to in “Where You Can Find Additional Information” and “Incorporation by Reference” for information about us, including our financial statements. Unless otherwise indicated, all references to currency amounts in this prospectus supplement and the accompanying prospectus are in U.S. dollars. Unless otherwise indicated, all data regarding our fleet and the terms of our charters is as of March 19, 2012 and references to our fleet at future dates assume there have been no acquisitions other than our ten contracted newbuilds and no dispositions

Our Company

We are an international owner of containerships, chartering our vessels to many of the world’s largest liner companies. As of March 19, 2012, we had a fleet of 56 containerships aggregating approximately 324,000 TEU, making us one of the largest public containership companies in the world, based on total TEU capacity. At that date, our fleet consisted of (i) 46 vessels in the water, aggregating approximately 235,000 TEU and (ii) ten newbuild vessels aggregating approximately 89,000 TEU that are scheduled to be delivered to us between October 2012 and January 2014.

Our strategy is to time-charter our containerships to a geographically diverse, financially strong and loyal group of leading liner companies. Our containerships operate primarily under multi-year time charters and therefore are not subject to the effect of seasonal variations in demand. Our containerships have a record of low unscheduled off-hire days, with fleet utilization levels of 99.9%, 99.7% and 99.3% in 2009, 2010 and 2011, respectively. Over the last three years our largest customers by revenue were A.P. Moller-Maersk A/S (“A.P. Moller-Maersk”), Mediterranean Shipping Company, S.A. (“MSC”) and Cosco Container Lines Co., Ltd. (“COSCO”). As of March 19, 2012, the average (weighted by TEU capacity) remaining time-charter duration for our fleet of 56 containerships was 5.7 years, based on the remaining fixed terms and assuming the exercise of any owner’s options and the non-exercise of any charterer’s options under our containerships’ charters. As of March 19, 2012, our fixed-term charters represented an aggregate of $2.95 billion of contracted revenue, assuming the earliest redelivery dates possible and 365 revenue days per annum per containership. Five of these charters include an option exercisable by either party to extend the term for two one-year periods at the same charter rate, which represents an additional $152.2 million of contracted revenue.

Our company and its founders have a long history of operating and investing in the shipping industry. Members of the Konstantakopoulos family hold an aggregate of 77.9% of our common stock and have agreed to purchase 750,000 shares in the offering. Members of the Konstantakopoulos family will continue to own 70.4% of our common stock after the offering (assuming the underwriters’ option to purchase additional shares is not exercised). Captain Vasileios Konstantakopoulos, the father of our chairman and chief executive officer, Konstantinos Konstantakopoulos, founded Costamare Shipping Company S.A. (“Costamare Shipping”) in 1975. We initially owned and operated drybulk carrier vessels, but in 1984 we became the first Greek owned company to enter the containership market and, since 1992, we have focused exclusively on containerships. After assuming management of our company in 1998, Konstantinos

Konstantakopoulos has concentrated on building a large, modern and reliable containership fleet run and supported by highly-skilled, experienced and loyal personnel. He founded the management companies CIEL Shipmanagement S.A. (“CIEL”) and Shanghai Costamare Ship Management Co., Ltd. (“Shanghai Costamare”) in 2001 and 2005, respectively, and the manning agency C-Man Maritime, Inc. (“C-Man Maritime”) in 2006. Today, Konstantinos Konstantakopoulos remains focused on continuing to develop the scope and capabilities of our management companies and related manning agency. Under his leadership, we have continued to foster a company culture focusing on excellent customer service, industry leadership and innovation.

Consistent with our strategy, we have actively managed the size of our fleet through timely acquisitions and dispositions, and successfully navigated our company through strong and weak containership charter markets. Between 2006 and mid-2010, unlike other public competitors, we did not burden our balance sheet with secondhand acquisitions and newbuild commitments when vessel prices were relatively high and our growth is not currently constrained by significant restrictions on debt incurrence.

In November 2010, we became a public company in order to increase our liquidity, improve our access to capital and position our company to capture attractive growth opportunities through fleet expansion. Since September 2010, we have expanded the fleet by over 50% in terms of TEU, including (i) shipbuilding contracts to acquire 10 newbuild containerships aggregating approximately 89,000 TEU, which will be delivered between October 2012 and January 2014 and (ii) the acquisition of 13 secondhand containerships aggregating 40,066 TEU, all of which have been delivered. For the acquisition of the 23 containerships discussed above, we paid or committed to pay approximately $1.2 billion, in the aggregate.

As an established owner of containerships with a focus on reliability, a flexible and strong balance sheet, and significant experience and relationships in the containership sector, we believe we will have access to additional vessel acquisition opportunities from shipyards, our liner company customers, other shipowners, financial institutions and shipbrokers. In addition, we believe we are well-positioned to continue to obtain attractive chartering opportunities with leading liner companies. We plan to use the net proceeds of this offering for capital expenditures, including vessel acquisitions, and for other general corporate purposes, which may include repayments of indebtedness.

Our Fleet and Newbuilds

The tables below provide additional information as of March 19, 2012, about our fleet of 56 containerships, including our contracted newbuild vessels. Each vessel is a cellular containership, meaning it is a dedicated container vessel.

Vessel Name		Charterer	Year Built	Capacity (TEU)	Time Charter Term(1)	Current Daily Charter Hire (U.S. dollars)		Expiration of Charter(1)	Average Daily Charter Rate Until Earliest Expiry of Charter (U.S. dollars)(2)
1	COSCO GUANGZHOU	COSCO	2006	9,469	12 years	36,400		December 2017	36,400
2	COSCO NINGBO	COSCO	2006	9,469	12 years	36,400		January 2018	36,400
3	COSCO YANTIAN	COSCO	2006	9,469	12 years	36,400		February 2018	36,400
4	COSCO BEIJING	COSCO	2006	9,469	12 years	36,400		April 2018	36,400
5	COSCO HELLAS	COSCO	2006	9,469	12 years	37,519		May 2018	37,519
6	HYUNDAI NAVARINO(i)	HMM	2010	8,531	1.2 years	44,000		March 2012	44,000
7	MAERSK KAWASAKI(ii)	A.P. Moller-Maersk	1997	7,403	10 years	37,000		December 2017	37,000
8	MAERSK KURE(ii)	A.P. Moller-Maersk	1996	7,403	10 years	37,000		December 2017	37,000
9	MAERSK KOKURA(ii)	A.P. Moller-Maersk	1997	7,403	10 years	37,000		February 2018	37,000
10	MSC METHONI	MSC	2003	6,724	10 years	29,000		September 2021	29,000
11	SEALAND NEW YORK	A.P. Moller-Maersk	2000	6,648	11 years	30,375	(3)	March 2018	27,629
12	MAERSK KOBE	A.P. Moller-Maersk	2000	6,648	11 years	38,179	(4)	May 2018	30,604
13	SEALAND WASHINGTON	A.P. Moller-Maersk	2000	6,648	11 years	30,375	(5)	June 2018	27,758
14	SEALAND MICHIGAN	A.P. Moller-Maersk	2000	6,648	11 years	25,375	(6)	August 2018	25,808
15	SEALAND ILLINOIS	A.P. Moller-Maersk	2000	6,648	11 years	30,375	(7)	October 2018	27,870
16	MAERSK KOLKATA	A.P. Moller-Maersk	2003	6,644	11 years	38,490	(8)	November 2019	32,282
17	MAERSK KINGSTON	A.P. Moller-Maersk	2003	6,644	11 years	38,461	(9)	February 2020	32,493
18	MAERSK KALAMATA	A.P. Moller-Maersk	2003	6,644	11 years	38,418	(10)	April 2020	32,560
19	MSC ROMANOS	MSC	2003	5,050	5.3 years	28,000		November 2016	28,000
20	ZIM NEW YORK	ZIM	2002	4,992	10 years	16,205	(11)	July 2012	77,401
21	ZIM SHANGHAI	ZIM	2002	4,992	10 years	16,205	(12)	August 2012	61,093
22	ZIM PIRAEUS(iii)	ZIM	2004	4,992	10 years	18,150	(13)	March 2014	27,534
23	OAKLAND EXPRESS	Hapag Lloyd	2000	4,890	8 years	30,500		September 2016	30,500
24	HALIFAX EXPRESS	Hapag Lloyd	2000	4,890	8 years	30,500		October 2016	30,500
25	SINGAPORE EXPRESS	Hapag Lloyd	2000	4,890	8 years	30,500		July 2016	30,500
26	MSC MANDRAKI	MSC	1988	4,828	7.8 years	20,000		August 2017	20,000
27	MSC MYKONOS	MSC	1988	4,828	8.2 years	20,000		September 2017	20,000
28	MSC ULSAN	MSC	2002	4,312	5.3 years	16,500		April 2017	16,500
29	MSC ANTWERP	MSC	1993	3,883	4.3 years	17,500		August 2013	17,500
30	MSC WASHINGTON	MSC	1984	3,876	3.2 years	17,250		February 2013	17,250
31	MSC KYOTO	MSC	1981	3,876	3.1 years	17,250		June 2013	17,250
32	MSC AUSTRIA	MSC	1984	3,584	9.5 years	17,250	(14)	September 2018	13,861
33	KARMEN	Sea Consortium	1991	3,351	1.2 years	19,400	(15)	June 2012	9,096
34	MARINA	Evergreen	1992	3,351	1.1 years	15,200	(16)	April 2013	12,383
35	KONSTANTINA	Sea Consortium	1992	3,351	1 year	7,100		May 2012	7,100
36	AKRITAS	Hapag Lloyd	1987	3,152	4 years	12,500		August 2014	12,500
37	GIFTED(iv)	Evergreen	1984	2,922	5 years	15,200		November 2012	15,200
38	GENIUS I(iv)	Evergreen	1984	2,922	3.3 years	15,200		November 2012	15,200
39	MSC CHALLENGER	MSC	1986	2,633	4.8 years	10,000		July 2015	10,000
40	MSC REUNION	MSC	1992	2,024	6 years	12,000	(17)	June 2014	11,578
41	MSC NAMIBIA II	MSC	1991	2,023	6.8 years	11,500		July 2014	11,500
42	MSC SIERRA II	MSC	1991	2,023	5.7 years	11,250	(18)	June 2014	11,468
43	MSC PYLOS	MSC	1991	2,020	3 years	11,500		January 2014	11,500
44	PROSPER	TS Lines	1996	1,504	1.2 years	6,000		May 2012	6,000
45	ZAGORA	MSC	1995	1,162	1.7 years	7,000	(19)	April 2013	5,671
46	HORIZON	OACL	1991	1,068	7.1 years	10,050		April 2012	10,050

Vessels under Construction

Vessel Name		Shipyard	Charterer	Expected Delivery	Approximate Capacity (TEU)
1	Hull S4010	Sungdong Shipbuilding	MSC	4th Quarter 2012	9,000
2	Hull S4011	Sungdong Shipbuilding	MSC	4th Quarter 2012	9,000
3	Hull S4020	Sungdong Shipbuilding	Evergreen	1st Quarter 2013	8,800
4	Hull S4021	Sungdong Shipbuilding	Evergreen	1st Quarter 2013	8,800
5	Hull S4022	Sungdong Shipbuilding	Evergreen	2nd Quarter 2013	8,800
6	Hull S4023	Sungdong Shipbuilding	Evergreen	2nd Quarter 2013	8,800
7	Hull S4024	Sungdong Shipbuilding	Evergreen	3rd Quarter 2013	8,800
8	H1068A	Jiangnan Changxing	MSC	November 2013	9,000
9	H1069A	Jiangnan Changxing	MSC	December 2013	9,000
10	H1070A	Jiangnan Changxing	MSC	January 2014	9,000

(1)	Charter terms and expiration dates are based on the earliest date charters could expire.

(2)

This average rate is calculated based on contracted charter rates for the days remaining between March 19, 2012 and the earliest expiration of each charter. Certain of our charter rates change until their earliest expiration dates, as indicated in the footnotes below.

(3)	This charter rate changes on May 8, 2014 to $26,100 per day until the earliest redelivery date.

(4)	This charter rate changes on June 30, 2014 to $26,100 per day until the earliest redelivery date.

(5)	This charter rate changes on August 24, 2014 to $26,100 per day until the earliest redelivery date.

(6)	This charter rate changes on October 20, 2014 to $26,100 per day until the earliest redelivery date.

(7)	This charter rate changes on December 4, 2014 to $26,100 per day until the earliest redelivery date.

(8)	This charter rate changes on January 13, 2016 to $26,100 per day until the earliest redelivery date.

(9)	This charter rate changes on April 28, 2016 to $26,100 per day until the earliest redelivery date.

(10)	This charter rate changes on June 11, 2016 to $26,100 per day until the earliest redelivery date.

(11)

This charter rate changes on July 1, 2012 to $23,150 per day until the earliest redelivery date. In addition, if the charterer does not exercise its unilateral option to make a one-time payment at the earliest redelivery date of the charter of approximately $6.9 million, the charter will be extended for a period of approximately 3 years at a minimum rate of $23,150.

(12)

This charter rate changes on July 1, 2012 to $23,150 per day until the earliest redelivery date. In addition, if the charterer does not exercise its unilateral option to make a one-time payment at the earliest redelivery date of the charter of approximately $6.9 million, the charter will be extended for a period of approximately 3 years at a minimum rate of $23,150.

(13)

This charter rate changes on May 8, 2012 to $18,274 per day and on January 1, 2013 to $22,150 per day until the earliest redelivery date. In addition, the charterer is required to pay approximately $5.0 million no later than July 2016, representing accrued charter hire, the payment of which was deferred.

(14)

This charter rate changes on December 1, 2012 until redelivery, to a minimum of $13,500 per day plus 50% of the difference between the market rate and the hire rate of $13,500. Market rate to be determined annually based on the Hamburg ConTex type 3500 TEU index published on October 1 of each year until redelivery.

(15)	This charter rate changes on April 1, 2012 to $6,900 per day until the earliest redelivery date.

(16)	This charter rate changes on November 9, 2012 to $8,000 per day until the earliest redelivery date.

(17)	This charter rate changes on July 27, 2012 to $11,500 per day until the earliest redelivery date.

(18)	This charter rate changes on July 1, 2012 to $11,500 per day until the earliest redelivery date.

(19)	This charter rate changes on May 1, 2012 to $5,500 per day until the earliest redelivery date.

(i)	The vessel has been chartered to Evergreen for a period of approximately 18 months at a rate of $30,950. The time charter is expected to commence in April 2012.

(ii)	The charterer has a unilateral option to extend the charter of the vessel for two periods of 30 months each +/-90 days on the final period performed, at a rate of $41,700 per day.

(iii)	The charterer has a unilateral option to extend the charter of the vessel for a period of 12 months +/-60 days at a rate of $27,500 per day.

(iv)	Each charterer has a unilateral option to extend the charter of the vessel for an additional period through 2014, at a rate of $14,000 per day.

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on growth opportunities in the containership sector, including:

Track Record of Navigating Through Strong and Weak Containership Markets. Consistent with our strategy of actively managing the size of our fleet through timely acquisitions and dispositions, we grew our fleet from 21 containerships with an aggregate capacity of 43,735 TEU in 2000 to a peak of 53 containerships of 227,778 TEU in 2008, followed by a proactive decrease in response to market conditions in 2009 and the first half of 2010 to a fleet of 42 containerships with a total capacity of 213,348 TEU as of June 30, 2010. Since the time of our initial public offering in November 2010, we have invested approximately $1.2 billion in vessel acquisitions. As a result, we have grown our fleet to 56 containerships aggregating approximately 324,000 TEU, including 10 newbuilds on order, in line with the growth plans we outlined at that time. We believe that the financial flexibility resulting from our strategic growth policy, together with our experience, reputation, quality of services and long-standing relationships with container shipping industry participants and major financial institutions, position us to continue to renew and expand our fleet with further acquisitions of newbuild and high-quality secondhand vessels at attractive prices.

Base of Contracted Cash Flows Through Multi-Year Charter Coverage and Staggered Charter Expiration Dates. We believe that the multi-year fixed-rate nature of most of our charters, many of which were arranged at attractive points in the shipping cycle, will continue to provide us with a stable base of contracted future revenue. As of March 19, 2012, the average (weighted by TEU capacity) remaining time-charter duration for our fleet of 56 containerships was 5.7 years, based on the remaining fixed terms and assuming the exercise of any owner’s options and the non-exercise of any charterer’s options under our containerships’ charters. Of the containerships in our existing fleet, over 90% of the anticipated total available days for the remainder of 2012 are under fixed-rate time charters. The staggered maturities of the charters for vessels that expire in the next several years will mean that we will likely conduct our rechartering activity in varying rate environments and we will seek to tailor our charter terms accordingly. As of March 19, 2012, our fixed-term charters represented an aggregate of $2.95 billion of contracted revenue, assuming the earliest redelivery dates possible and 365 revenue days per annum per containership. Five of these charters include an option exercisable by either party to extend the term for two one-year periods at the same charter rate, which represents an additional $152.2 million of contracted revenue.

Large, Diversified High-Quality Fleet. Our fleet of 56 containerships, including 10 newbuilds on order, consists of containerships of various sizes and has been assembled to meet our customers’ needs and is able to operate on East-West, North-South and Intra-regional trade routes, giving us increased flexibility in rechartering our containerships. We believe our containerships are built to high standards by reputable shipyards and have been carefully maintained by our three managers.

We also believe that the reliability of our fleet has been a critical factor in retaining our active and long-standing relationships with the leading liner companies. We have also had success in chartering and operating our older vessels beyond their depreciable lives. We believe that owning a large, high- quality and diverse fleet provides us with a competitive advantage in securing future employment for our containerships.

Experienced Management Team. Our company and founders have a long history of operating and investing in the container shipping industry beginning in 1984. Our managers’ senior management teams have a combined average of approximately 37 years of experience in the shipping industry. We believe that we are able to secure attractive multi-year charters with leading liner companies because of, among other things, our operating track record and our high level of service and support.

Long-Standing Relationships with Leading, Financially Sound Charterers. Though our business is affected by changes in global and regional economic activity, we believe that by chartering our containerships to leading liner companies, including those we perceive to be most financially and operationally sound, we have reduced our potential charter counterparty risk. We currently charter containerships to A.P. Moller-Maersk, COSCO, Evergreen Marine (Hong Kong) Ltd. (“Evergreen”), Hapag Lloyd Aktiengesellschaft (“Hapag Lloyd”), Hyundai Merchant Marine Co., Ltd. (“HMM”), MSC, Ocean Africa Container Lines (Pty) Ltd. (“OACL”), Zim Integrated Shipping Services (“ZIM”), Sea Consortium Pte Ltd (“Sea Consortium”) and T.S. Lines Limited (HK) (“TS Lines”).

Access to Capital to Pursue Our Growth Strategy. As at December 31, 2011, we had total cash liquidity of $144.1 million, consisting of cash, cash equivalents and restricted cash, along with a total of $153.2 million of undrawn credit lines. As of March 19, 2012, we had $248.7 million of cash liquidity, consisting of cash, cash equivalents and restricted cash, $18.5 million of undrawn credit lines and 4 unencumbered containerships, aggregating 15,384 TEU, with an average age (weighted by TEU capacity) of 12.1 years. In addition, the debt portion of our newbuild commitments is fully funded. We have arranged debt financing for our newbuilding program by executing between January and October 2011 loan agreements for a total of $725.3 million in commitments. As of March 19, 2012, we had approximately $647.0 million of undrawn capacity under committed credit facilities for newbuilds on order. We believe that our available liquidity and committed financing capacity will allow us to make additional vessel acquisitions as they become available.

Our Business Strategies

Our primary objectives are to profitably grow our business, increase earnings and distributable cash flow per share and maximize value to our stockholders by pursuing the following strategies:

Invest in Vessels at an Attractive Point in the Container Shipping Cycle. Given our broad and established customer relationships and financial flexibility, we believe we are well-positioned to take advantage of the significant opportunities created by the recent economic downturn and developments in the container shipping industry to acquire vessels at attractively low prices. As an established owner of containerships with significant experience and relationships in the containership sector, we believe we will have ready access to vessel acquisition opportunities from shipyards, our liner company customers, other shipowners, financial institutions and shipbrokers; chartering opportunities with leading liner companies; and available financing alternatives that will facilitate the further renewal and expansion of our fleet. Since September 2010, we have contracted to acquire 10 newbuilds, aggregating approximately 89,000 TEU in total capacity, and arranged for 10-year time charters for five of these newbuilds and five-year time charters (plus two one-year extension options exercisable by either us or the charterer) for the other five newbuilds. By securing long-term fixed rate charters at the time of purchase we believe we are well-positioned to realize attractive returns on these newbuild investments. We intend to continue expanding our fleet by acquiring additional containerships at favorable prices using our available cash, the net proceeds of this offering and the undrawn borrowing capacity under our committed credit facilities, along with borrowings under new credit facilities.

Actively Manage Portfolio of Charters Through the Shipping Cycle. We believe that a focus on high-quality charterers and a carefully-managed charter expiry profile are critical to our business strategy. Our largest customers in 2011 were A.P. Moller-Maersk, MSC and COSCO, which we perceive to be among the more creditworthy liner companies. As the global economy improves, we will continue to charter our containerships to high-quality charterers and further expand the number of leading liner companies chartering our vessels in order to diversify further our portfolio of time charters from customer, geographic and maturity perspectives. While we believe that diversifying our customer base is important in order to reduce our revenue concentration and moderate our exposure to any one customer, we will also continue to focus our chartering on high quality, financially strong counterparties. We expect that our strategy will also allow us to recharter our containerships during various points in the charter market cycle.

Continue to Manage Our Balance Sheet and Access to Capital. We believe that management of our balance sheet, including management of cash and capital commitments, will continue to give us financial flexibility. Unlike many of our public competitors, we are not burdened with acquisition and newbuild commitments that were incurred when vessel prices were relatively high, and we believe that we have taken advantage of opportunities at attractive points of the container shipping cycle and that we are well-positioned to continue to do so. As of March 19, 2012, we had $248.7 million of cash liquidity, consisting of cash, cash equivalents and restricted cash, $18.5 million of undrawn capacity under committed credit facilities and four unencumbered vessels. As of March 19, 2012, we also had approximately $647.0 million of undrawn capacity under committed credit facilities for newbuilds on order.

Provide High-Quality Customer Service. We seek to provide high-quality customer service that allows our customers to implement integrated logistics solutions in the marketplace. Our managers’ ship management approach is to tailor their services by vessel type and age, which we believe has helped to differentiate us with our charterers and extend our charters and the useful lives of our containerships. We believe that having three management companies allows us to have a deep pool of operational management in multiple locations with market-specific experience and relationships, as well as the geographic flexibility needed to manage and crew our large and diverse fleet so as to provide a high level of service, while remaining cost-effective. We also believe that our focus on customer service and reliability enhances our relationships with our charterers. In the past decade, we have had successful chartering relationships with the majority of the top 20 liner companies by TEU capacity.

Dividend Policy

Commencing with a dividend of $0.25 per share for the fourth quarter ended December 31, 2010, we have paid a cash dividend to our stockholders for five consecutive quarters since our initial public offering in November 2010. In October 2011, our Board of Directors determined to raise our quarterly dividend from $0.25 per share to $0.27 per share, an increase of eight percent (8%), beginning with the dividend paid for the third quarter ended September 30, 2011. We intend to continue to pay our stockholders quarterly dividends of $0.27 per share, or $1.08 per share per year. However, there can be no assurance that we will pay regular quarterly dividends in the future.

Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. We cannot assure you that we will be able to pay regular quarterly dividends in the amounts stated above or elsewhere in this prospectus, and our ability to pay dividends will be subject to the restrictions in our credit facilities and the provisions of the laws of the Republic of the Marshall Islands (the “Marshall Islands”) as well as the other limitations set forth in the sections of this prospectus entitled “Dividend Policy” and “Risk Factors”.

Recent Developments

Since December 31, 2011, we have entered into new chartering arrangements for certain existing containerships, including one new charter agreement, three charter extensions and one vessel substitution for a containership that we have agreed to sell for demolition, as follows:

•

We have entered into an agreement, subject to final documentation, to time charter the 2010-built, 8,531 TEU containership Hyundai Navarino to Evergreen for a period of approximately 18 months at a daily rate of $30,950. The vessel is expected to be delivered to Evergreen by mid-April 2012.

•	We have entered into agreements, subject to final documentation, to extend the time charters for the following three containerships:

i.	The time charter agreement with MSC for the 1995-built, 1,162 TEU containership Zagora has been extended as from May 1, 2012 for a further period of approximately 12 months at a daily rate of $5,500;

ii.

The time charter agreement with TS Lines for the 1996-built, 1,504 TEU containership Prosper has been extended as from March 15, 2012 for a minimum of two and a maximum of four months at a daily rate of $6,000;

iii.

The time charter agreement with Sea Consortium for the 1991-built, 3,351 TEU containership Karmen has been extended as from April 1, 2012 for a minimum of two months and a maximum of four months, at a daily rate of $6,900.

•	We have entered into an agreement, subject to final documentation, to sell the 1984-built, 2,922 TEU containership Gather for demolition for an aggregate sale price of approximately $6.1 million. The vessel was delivered to its buyers on March 19, 2012. We have further agreed, subject to final documentation, with Evergreen to substitute the 1992-built, 3,351 TEU containership Marina in the time charter of containership Gather. In addition, the time charter with Evergreen has been extended as from November 9, 2012 for a further period of approximately 6 months at a daily rate of $8,000.

With the new chartering arrangements described above, we have now secured over 90% of the anticipated total available days for the remainder of 2012 under fixed-rate time charters. Out of a total of 46 ships in the water, we currently have four vessels with charters scheduled to expire during the remainder of 2012 for which there are no options to extend. In addition, there are four other vessels coming off charter during the year, for which the charterers have the option to extend the current charter arrangements. For two of these vessels, the charterer would be obligated to pay us $6.9 million per vessel if it does not extend the vessels’ respective charters for three years at increased rates as described above under “—Our Fleet and Newbuilds”.

In addition to the above chartering developments, on March 13, 2012, we drew $113.7 million under the credit facility we entered into on October 6, 2011 with Unicredit Bank AG, secured by eleven of our previously unencumbered existing containerships.

Corporate Information

Costamare Inc. was incorporated on April 21, 2008, under the laws of the Marshall Islands and conducts its operations through various subsidiaries. Each of our containerships is owned by one of our subsidiaries. We maintain our principal executive offices at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Our telephone number at that address is +30-210-949-0050. We maintain a website at www.costamare.com.

The Offering

Issuer	Costamare Inc., a Marshall Islands corporation.
Shares of common stock offered	7,500,000 shares.
8,625,000 shares, if the underwriters exercise their option to purchase additional shares in full.
Members of the Konstantakopoulos family have agreed to purchase 750,000 shares of our common stock in the offering.
Shares of common stock to be outstanding immediately after this offering	67,800,000 shares, assuming the underwriters do not exercise their option to purchase additional shares.
Use of proceeds

The net proceeds from the public offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $100.7 million. This amount is based on the public offering price of $14.10 and assumes no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds of this offering for capital expenditures, including vessel acquisitions, and for other general corporate purposes, which may include repayments of indebtedness.

Dividends

Commencing with a dividend of $0.25 per share for the fourth quarter ended December 31, 2010, we have paid a cash dividend to our stockholders for five consecutive quarters since our initial public offering in November 2010. In October 2011, our Board of Directors determined to raise our quarterly dividend from $0.25 per share to $0.27 per share, an increase of eight percent (8%), beginning with the dividend paid for the third quarter ended September 30, 2011. We intend to continue to pay our stockholders quarterly dividends of $0.27 per share, or $1.08 per share per year. However, there can be no assurance that we will pay regular quarterly dividends in the future.

Declaration and payment of any dividend is subject to the discretion of our board of directors. See “Dividend Policy.”
NYSE listing	Our common stock is listed on the New York Stock Exchange under the symbol “CMRE.”
Risk factors

See “Risk Factors” on page S-13 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Each share of our common stock includes one right that, under certain circumstances, will entitle the holder to purchase from us a unit consisting of one-thousandth of a share of preferred stock at a purchase price of $25.00 per unit, subject to specified adjustments.

Summary Combined and Consolidated Financial and Other Data

The following table presents selected consolidated financial and other data of Costamare Inc. for each of the five years in the five-year period ended December 31, 2011. The selected consolidated financial data of Costamare Inc. is a summary of, is derived from, and is qualified by reference to, our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles, or “U.S. GAAP”.

Our audited consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheets at December 31, 2010 and 2011, together with the notes thereto, are included in our Annual Report on Form 20-F, incorporated by reference herein, and should be read in their entirety.

	Year Ended December 31,
	2007	2008	2009	2010	2011
	(Expressed in thousands of U.S. dollars, except for share and per share data)
STATEMENT OF INCOME
Revenues:
Voyage revenue	$370,121	$426,348	$399,939	$353,151	$382,155
Expenses:
Voyage expenses	2,780	3,735	3,075	2,076	4,218
Voyage expenses—related parties	—	—	—	410	2,877
Charter agreement early termination fee	—	—	—	9,500	—
Vessels’ operating expenses	124,666	148,350	114,515	102,771	110,359
General and administrative expenses	466	2,608	1,716	1,224	4,958
Management fees—related parties	11,812	13,541	12,231	11,256	15,349
Amortization of dry-docking and special survey costs	3,095	6,722	7,986	8,465	8,139
Depreciation	50,710	72,256	71,148	70,887	78,803
Gain on sale of vessels	—	(95)	(2,854)	(9,588)	(13,077)
Foreign exchange gains/ (losses)	579	(235)	535	273	(133)
Other income/(expenses)	301	(37)	—	—	—

Operating income	$175,712	$179,503	$191,587	$155,877	$170,662

Other Income (Expenses):
Interest income	$3,589	$5,575	$2,672	$1,449	$477
Interest and finance costs	(62,568)	(68,420)	(86,817)	(71,949)	(75,441)
Other	188	109	3,892	306	603
Gain (loss) on derivative instruments	(1,498)	(16,988)	5,595	(4,459)	(8,709)

Total other income (expenses)	$(60,289)	$(79,724)	$(74,658)	$(74,653)	$(83,070)

Net Income	$115,423	$99,779	$116,929	$81,224	$87,592

Earnings per common share, basic and diluted	$2.46	$2.12	$2.49	$1.65	$1.45
Weighted average number of shares, basic and diluted	47,000,000	47,000,000	47,000,000	49,113,425	60,300,000

	Year Ended December 31,
	2007	2008	2009	2010	2011
	(Expressed in thousands of U.S. dollars)
OTHER FINANCIAL DATA
Net cash provided by operating activities	$166,619	$247,518	$161,893	$127,946	$195,179
Net cash (used in) provided by investing activities	(257,550)	(138,301)	12,811	(23,850)	(283,758)
Net cash (used in) provided by financing activities	93,099	(22,529)	(252,684)	43,396	26,801
Net increase (decrease) in cash and cash equivalents	2,168	86,688	(77,980)	147,492	(61,778)
Dividends and distributions paid	(88,572)	(279,778)	(161,230)	(10,000)	(61,506)
EBITDA(1)	228,207	241,602	280,208	231,076	249,498
Adjusted EBITDA(1)	$231,760	$259,617	$244,386	$223,609	$274,669
BALANCE SHEET DATA (at period end)
Total current assets	$120,274	$121,495	$48,305	$211,212	$138,851
Total assets	1,674,665	1,815,500	1,710,300	1,828,782	1,982,545
Total current liabilities	177,575	287,534	183,271	184,788	226,589
Total long-term debt, including current portion	1,102,926	1,529,948	1,435,593	1,341,737	1,443,420
Total stockholders’ equity	521,453	(10,750)	155,222	362,142	329,986

	Average for the Year Ended December 31,
	2007	2008	2009	2010	2011
FLEET DATA
Number of vessels	46.2	52.8	47.3	42.4	47.8
TEU capacity	194,865	226,878	218,733	211,185	231,990

(1)

EBITDA and Adjusted EBITDA are non-GAAP measures. The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of these financial measures additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The table below sets out supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2011, 2010, 2009, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Year Ended December 31,
	2007	2008	2009	2010	2011
Reconciliation of Net Cash from Operating Activities to EBITDA
Net Cash provided by operating activities	$166,619	247,518	161,893	127,946	195,179
Net increase (decrease) in operating assets	(500)	(92,787)	15,864	5,701	(27,623)
Net (increase) decrease in operating liabilities	(11,590)	16,213	1,066	10,124	(4,159)
Interest and finance cost net	58,979	62,845	84,145	70,500	74,964
Amortization of financing costs	(190)	(964)	(746)	(1,827)	(2,747)
Gain on sale of vessels	—	95	2,854	9,588	13,077
Gain (loss) on derivative instruments	(1,501)	(16,657)	5,595	(4,459)	(8,709)
Payments for dry-dockings and special survey costs	10,095	23,362	6,051	12,705	6,122
Amortization and write-off of unearned revenue	6,295	1,636	3,378	650	650
Net settlements on interest rate swaps qualifying for hedge accounting	—	—	—	—	2,752
Gain on sale of investments	—	341	108	148	(8)

EBITDA	$228,207	$241,602	$280,208	$231,076	$249,498

Reconciliation of Net Income to EBITDA
Net Income	$115,423	$99,779	$116,929	$81,224	$87,592
Interest and finance costs	62,568	68,420	86,817	71,949	75,441
Interest income	(3,589)	(5,575)	(2,672)	(1,449)	(477)
Depreciation	50,710	72,256	71,148	70,887	78,803
Amortization of dry-docking and special survey costs	3,095	6,722	7,986	8,465	8,139

EBITDA	$228,207	$241,602	$280,208	$231,076	$249,498

Accrued charter revenue	2,055	1,122	(22,374)	(13,596)	30,313
Gain (Loss) on sale of vessels	—	(95)	(2,854)	(9,588)	(13,077)
Realized gain (Loss) on Euro/USD forward contracts	—	—	(4,999)	1,758	(1,971)
Charter agreement early termination fee	—	—	—	9,500	—
Gain (loss) on derivative instruments	1,498	16,988	(5,595)	4,459	8,709
Initial purchases of consumable stores for newly acquired vessels	—	—	—	—	1,197

Adjusted EBITDA	$231,760	$259,617	$244,386	$223,609	$274,669

EBITDA represents net income before interest and finance costs, interest income, depreciation and amortization of deferred dry-docking & special survey costs. Adjusted EBITDA represents net income before interest and finance costs, interest income, depreciation, amortization of deferred dry-docking & special survey costs, gain/(loss) on sale of vessels, non-cash changes in fair value of derivatives, non-cash changes in “Accrued charter revenue” deriving from escalating charter rates under which certain of our vessels operate and the cash of partial purchases of consumable stores for newly acquired vessels. “Accrued charter revenue” is attributed to the time difference between the revenue recognition and the cash collection. However, EBITDA and Adjusted EBITDA are not recognized measurements under U.S. generally accepted accounting principles, or “GAAP.” We believe that the presentation of EBITDA and Adjusted EBITDA are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We also believe that EBITDA and Adjusted EBITDA are useful in evaluating our ability to service additional debt and make capital expenditures. In addition, we believe that EBITDA and Adjusted EBITDA are useful in evaluating our operating performance and liquidity position compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance and liquidity. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 3 of our Annual Report on Form 20-F, which was filed with the SEC on February 29, 2012 and incorporated herein by reference, before investing in our common stock. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common stock. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

Our recent chartering activities described above under “Prospectus Summary—Recent Developments” have been at rates lower than the rates in effect under the charters for the relevant vessels prior to the effectiveness of the new agreements. This is an example of the rechartering risk described under “Item 3. Risk Factors—We may be unable to recharter our vessels at profitable rates, if at all, upon their time charter expiry” in our Annual Report on Form 20-F for the Year Ended December 31, 2011.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents and statements incorporated by referenced herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders, and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•

our continued ability to enter into time charters with our customers, including the re-chartering of vessels upon the expiry of existing charters, or to secure profitable employment for our vessels in the spot market;

•	our contracted revenue;

•	future operating or financial results and future revenues and expenses;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities, as well as our ability to refinance indebtedness;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the financial stability of our counterparties, both to our time charters and our credit facilities, and the ability of such counterparties to perform their obligations;

•	future, pending or recent acquisitions of vessels or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our expectations relating to dividend payments and our ability to make such payments;

•

our expectations about availability of existing vessels to acquire or newbuilds to purchase, the time that it may take to construct and deliver new vessels, including our newbuild vessels currently on order, or the useful lives of our vessels;

•	availability of key employees and crew, length and number of off-hire days, drydocking requirements and fuel and insurance costs;

•	our anticipated general and administrative expenses;

•	our ability to leverage to our advantage our managers’ relationships and reputation within the container shipping industry;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors” in this prospectus (and in the “Risk Factors” described in our Annual Report on Form 20-F).

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus (and in the “Risk Factors” described in our Annual Report on Form 20-F). Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods and dependence on affiliated managers; and

•	other factors discussed in “Risk Factors” in this prospectus (and in the “Risk Factors” described in our Annual Report on Form 20-F).

We caution that the forward-looking statements included in this prospectus (and in the documents and statements incorporated by reference herein) represent our estimates and assumptions only as of the date of this prospectus (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors” (and in the “Risk Factors” described in our Annual Report on Form 20-F). As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

The net proceeds from this offering, after deducting the underwriting discount and estimated expenses relating to this offering payable by us, will be approximately $100.7 million. This amount is based on the public offering price of $14.10 per share and assumes no exercise of the underwriters’ option to purchase additional shares. We plan to use the net proceeds of this offering for capital expenditures, including vessel acquisitions, and for other general corporate purposes, which may include repayments of indebtedness.

CAPITALIZATION

The following table sets forth our (i) cash and cash equivalents, (ii) restricted cash and (iii) consolidated capitalization as of December 31, 2011 on an:

•	actual basis;

•

as adjusted basis, giving effect to (i) dividends totaling $16.3 million paid on February 8, 2012, (ii) scheduled debt repayments totaling $14.2 million since December 31, 2011, (iii) the prepayment of $3.5 million of debt following the sale of the vessel Gather and (iv) the draw-down of $148.1 million under our credit facilities; and

•

as further adjusted basis, giving effect to the issuance and sale of the shares offered hereby at the public offering price of $14.10, assuming the underwriters’ option to purchase additional shares is not exercised.

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between December 31, 2011 and March 20, 2012.

This table should be read in conjunction with our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of December 31, 2011
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Cash and cash equivalents	$97,996	$212,143	$312,854

Restricted cash	$46,078	$46,078	$46,078

Debt:
Total long-term debt(1)(2)	$1,443,420	$1,573,848	$1,573,848

Stockholders’ equity:
Common stock, par value $0.0001 per share; 1,000,000,000 shares authorized on an actual, as adjusted and as further adjusted basis; 60,300,000 shares issued and outstanding on an actual and as adjusted basis, 67,800,000 shares outstanding on an as further adjusted basis	6	6	7
Additional paid-in capital	519,971	519,971	620,681
Accumulated deficit	(48,854)	(65,135)	(65,135)
Accumulated other comprehensive loss	(141,137)	(141,137)	(141,137)

Total stockholders’ equity	$329,986	$313,705	$414,416

Total capitalization	$1,773,406	$1,887,553	$1,988,264

(1)

We had $18.5 million of undrawn borrowing capacity under our committed credit facilities as of March 19, 2012. In addition, at that date we had approximately $647.0 million of undrawn capacity under committed credit facilities for newbuilds on order.

(2)	All of our existing indebtedness is secured.

DIVIDEND POLICY

Commencing with a dividend of $0.25 per share for the fourth quarter ended December 31, 2010, we have paid a cash dividend to our stockholders for five consecutive quarters since our initial public offering in November 2010. In October 2011, our Board of Directors determined to raise our quarterly dividend from $0.25 per share to $0.27 per share, an increase of eight percent (8%), beginning with the dividend paid for the third quarter ended September 30, 2011. We intend to continue to pay our stockholders quarterly dividends of $0.27 per share, or $1.08 per share per year. However, there can be no assurance that we will pay regular quarterly dividends in the future.

We currently intend to pay dividends in amounts that will allow us to retain a portion of our cash flows to fund vessel, fleet or company acquisitions that we expect to be accretive to earnings and cash flows and for debt repayment and dry-docking costs, as determined by management and our board of directors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors, and our ability to pay dividends will be subject to the restrictions in our credit facilities and the provisions of the Marshall Islands law. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion and other factors. We cannot assure you that we will be able to pay regular quarterly dividends in the amounts stated above or elsewhere in this prospectus, and dividends may be discontinued at any time at the discretion of our board of directors. Our ability to pay dividends may be limited by the amount of cash we can generate from operations following the payment of fees and expenses and the establishment of any reserves, as well as additional factors unrelated to our profitability. We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments. See “Item 3. Key Information—D. Risk Factors—Risks Inherent in Our Business” beginning on page 3 of our Annual Report on Form 20-F for a discussion of the risks related to our ability to pay dividends.

Set out below is a table showing the dividends and distributions paid in 2007, 2008, 2009, 2010, 2011 and the first quarter of 2012 (to the date of this prospectus).

	Year Ended December 31,
	2007	2008	2009	2010	2011	2012 (through the date hereof)	Total
	(Expressed in millions of U.S. dollars)
Dividends paid	$88.6	$10.8	$30.2	$10.0	$61.5	$16.3	$217.4
Distributions paid	0.0	269.0	131.0	0.0	0.0	0.0	400.0

Total	$88.6	$279.8	$161.2	$10.0	$61.5	$16.3	$617.4

PRICE RANGE OF COMMON STOCK

Since our initial public offering in the United States on November 4, 2010, our common stock has been listed on the New York Stock Exchange under the symbol “CMRE.” The following table shows the high and low closing sales prices for our common stock during the indicated periods.

	Price Range
	High	Low
Year ended December 31, 2010	$14.46	$10.75
Year ended December 31, 2011	18.11	11.39
Fourth Quarter 2010	14.46	10.75
First Quarter 2011	17.40	14.33
Second Quarter 2011	18.11	16.30
Third Quarter 2011	17.68	12.31
Fourth Quarter 2011	14.31	11.39
September 2011	15.45	12.31
October 2011	13.11	11.39
November 2011	12.70	11.54
December 2011	14.31	11.41
January 2012	15.67	14.41
February 2012	15.56	14.22
March 1, 2012 to March 21, 2012	15.49	14.30

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. Federal income tax, Marshall Islands tax and Liberian tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section of our Annual Report on Form 20-F entitled “Item 10. Additional Information—E. Tax Considerations”.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than the underwriting discount, will be as follows:

SEC Registration Fee	$12,119
Printing	50,000
Legal Fees and Expenses	125,000
Accountants’ Fees and Expenses	30,000
NYSE Fees	36,000
FINRA Fee	11,075
Miscellaneous Costs	15,806

Total	$280,000

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	3,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,750,000

Total	7,500,000

The underwriters are collectively referred to as the “underwriters”. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,125,000 additional shares of our common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,125,000 shares of our common stock.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	14.100	105,750,000	121,612,500
Underwriting discounts paid by us (1)	0.705	4,758,750	5,551,875
Proceeds, before expenses, to us	13.395	100,991,250	116,060,625

(1)	The underwriters will not receive an underwriting discount or commission on the sale of 750,000 shares of our common stock to members of the Konstantakopoulos family.

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $280,000.

Our common stock is listed on the New York Stock Exchange under the trading symbol “CMRE.”

We, our officers and directors and members of the Konstantakopoulos family have agreed not to sell or transfer any shares of our common stock or securities convertible into, exchangeable for, exercisable for or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we, our officers, our directors and members of the Konstantakopoulos family have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any shares of common stock;

•	sell any option or contract to purchase any shares of common stock;

•	purchase any option or contract to sell any shares of common stock;

•	grant any option, right or warrant for the sale of any shares of common stock;

•	lend or otherwise dispose of or transfer any shares of common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up provisions apply to shares of our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. These provisions also apply to shares of our common stock owned now or acquired later by such persons or for which such persons later acquire the power of disposition. The restrictions described above do not apply to:

•	the sale of shares to the underwriters;

•

transactions by a stockholder relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90-day restricted period;

•	transfers by a stockholder of shares of common stock or any security convertible into common stock as a bona fide gift;

•	distributions by a stockholder of shares of common stock or any security convertible into common stock to limited partners or stockholders of such stockholder; or

•

transfers by a stockholder of shares of common stock or any security convertible into common stock to any immediate family member of such stockholder or any trust or other entity for the direct or indirect benefit of such stockholder or the immediate family of such stockholder.

provided, with respect to the transfers described in the last three bullet points above, that any donee, distributee, transferee or beneficiary agrees to be subject to the restrictions described in this paragraph and no filing under Section 16(a) of the Exchange Act is required or voluntarily made.

The 90-day restricted period described in the preceding paragraphs will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event;

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

in which case, the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

In order to facilitate the offering of the shares of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of our common stock for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters for Internet distributions on the same basis as other allocations.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses. Charlotte Stratos, who is a member of our board of directors, is a consulting Senior Advisor to the Investment Banking Division of Morgan Stanley & Co. LLC, one of the underwriters of this offering. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters of this offering, is a lender under one of our loan facilities.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Costamare Inc. or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of our common stock offered hereby and certain other matters relating to Marshall Islands law will be passed upon for us by Cozen O’Connor, New York, New York. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. The underwriters are being represented by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Costamare Inc. as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 and the effectiveness of Costamare Inc.’s internal control over financial reporting have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., an independent registered public accounting firm, as set forth in their reports thereon which are incorporated by reference herein, and are so incorporated in reliance upon such reports, given on the authority of such firm, as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of securities pursuant to this prospectus. This prospectus supplement and the accompanying prospectus, filed as a part of the registration statement, do not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website ( http://www.sec.gov ) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the common stock offered by this prospectus supplement and the accompanying prospectus and Costamare Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended. In addition, as a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on February 29, 2012, as amended by our Form 20-F/A filed with the SEC on March 19, 2012; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333-170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post- effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investors” section of our website at www.costamare.com. Requests for such information should be made to us at the following address:

Costamare Inc.
60 Zephyrou Street &
Syngrou Avenue
17564 Athens, Greece
+30-210-949-0050
Attention: Konstantinos Zacharatos

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

PROSPECTUS

$300,000,000

Costamare Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

Through this prospectus, we may offer common stock, preferred stock, debt securities, warrants, rights and units from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “CMRE.”

Our principal executive offices are located at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Our telephone number at such address is +30-210-949-0050.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2012.

FORWARD-LOOKING STATEMENTS

The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities Exchange Commission (the “SEC”), other information sent to our security holders, and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•	our continued ability to enter into time charters with our customers;

•	our contracted revenue;

•	future operating or financial results and future revenues and expenses;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities, as well as our ability to refinance indebtedness;

•	future, pending or recent acquisitions of vessels or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our expectations relating to dividend payments and our ability to make such payments;

•	our expectations about availability of existing vessels to acquire or newbuilds to purchase, the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	availability of crew, number of off-hire days, drydocking requirements and insurance costs;

•	our anticipated general and administrative expenses;

•	our ability to leverage to our advantage our managers’ relationships and reputation within the container shipping industry;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including discharge of pollutants;

•	potential liability from future litigation; and

•	other factors discussed in the section entitled “Risk Factors”.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods and dependence on affiliated managers; and

•	other factors discussed in the “Risk Factors” section of this prospectus.

We caution that the forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled “Risk Factors”. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our common stock.

THE COMPANY

Costamare Inc. is an international owner of containerships, chartering our vessels to many of the world’s largest liner companies. As of December 31, 2011, we had a fleet of 57 containerships aggregating approximately 327,000 TEU, including 10 newbuilds on order and one secondhand vessel to be delivered, making us one of the largest containership charter owners in the world, based on total TEU capacity.

Our strategy is to time-charter our containerships to a geographically diverse, financially strong and loyal group of leading liner companies. As of December 31, 2011, the average (weighted by TEU capacity) remaining time charter duration for our fleet of 57 containerships, including 10 newbuilds on order and one secondhand vessel to be delivered, was 5.8 years, based on the remaining fixed terms and assuming the earliest redelivery dates possible under our containerships’ time charters.

The tables below provide additional information, as of December 31, 2011, about our fleet of 57 containerships. Each vessel is a cellular containership, meaning it is a dedicated container vessel.

Vessel Name		Charterer	Year Built	Capacity (TEU)	Time Charter Term(1)	Current Daily Charter Hire (U.S. dollars)		Expiration of Charter(1)	Average Daily Charter Rate Until Earliest Expiry of Charter (U.S. dollars)(2)
1	COSCO GUANGZHOU	COSCO	2006	9,469	12 years	36,400		December 2017	36,400
2	COSCO NINGBO	COSCO	2006	9,469	12 years	36,400		January 2018	36,400
3	COSCO YANTIAN	COSCO	2006	9,469	12 years	36,400		February 2018	36,400
4	COSCO BEIJING	COSCO	2006	9,469	12 years	36,400		April 2018	36,400
5	COSCO HELLAS	COSCO	2006	9,469	12 years	37,519		May 2018	37,519
6	HYUNDAI NAVARINO	HMM	2010	8,531	1.2 years	44,000		March 2012	44,000
7	MAERSK KAWASAKI(i)	A.P. Moller-Maersk	1997	7,403	10 years	37,000		December 2017	37,000
8	MAERSK KURE(i)	A.P. Moller-Maersk	1996	7,403	10 years	37,000		December 2017	37,000
9	MAERSK KOKURA(i)	A.P. Moller-Maersk	1997	7,403	10 years	37,000		February 2018	37,000
10	MSC METHONI	MSC	2003	6,724	10 years	29,000		September 2021	29,000
11	SEALAND NEW YORK	A.P. Moller-Maersk	2000	6,648	11 years	30,375	(3)	March 2018	27,725
12	MAERSK KOBE	A.P. Moller-Maersk	2000	6,648	11 years	38,179	(4)	May 2018	30,863
13	SEALAND WASHINGTON	A.P. Moller-Maersk	2000	6,648	11 years	30,375	(5)	June 2018	27,846
14	SEALAND MICHIGAN	A.P. Moller-Maersk	2000	6,648	11 years	25,375	(6)	August 2018	25,794
15	SEALAND ILLINOIS	A.P. Moller-Maersk	2000	6,648	11 years	30,375	(7)	October 2018	27,950
16	MAERSK KOLKATA	A.P. Moller-Maersk	2003	6,644	11 years	38,490	(8)	November 2019	32,452
17	MAERSK KINGSTON	A.P. Moller-Maersk	2003	6,644	11 years	38,461	(9)	February 2020	32,652
18	MAERSK KALAMATA	A.P. Moller-Maersk	2003	6,644	11 years	38,418	(10)	April 2020	32,713
19	MSC ROMANOS	MSC	2003	5,050	5.3 years	28,000		November 2016	28,000
20	ZIM NEW YORK	ZIM	2002	4,992	10 years	16,205	(11)	July 2012	52,352
21	ZIM SHANGHAI	ZIM	2002	4,992	10 years	16,205	(12)	August 2012	46,439
22	ZIM PIRAEUS(ii)	ZIM	2004	4,992	10 years	18,150	(13)	March 2014	26,607
23	OAKLAND EXPRESS	Hapag Lloyd	2000	4,890	8 years	30,500		September 2016	30,500
24	HALIFAX EXPRESS	Hapag Lloyd	2000	4,890	8 years	30,500		October 2016	30,500
25	SINGAPORE EXPRESS	Hapag Lloyd	2000	4,890	8 years	30,500		July 2016	30,500
26	MSC MANDRAKI	MSC	1988	4,828	7.8 years	20,000		August 2017	20,000
27	MSC MYKONOS	MSC	1988	4,828	8.2 years	20,000		September 2017	20,000
28	MSC ULSAN(iii)	MSC	2002	4,132	5.3 years	16,500		March 2017	16,500
29	MSC ANTWERP	MSC	1993	3,883	4.3 years	17,500		August 2013	17,500
30	MSC WASHINGTON	MSC	1984	3,876	3.2 years	17,250		February 2013	17,250
31	MSC KYOTO	MSC	1981	3,876	3.1 years	17,250		June 2013	17,250
32	MSC AUSTRIA	MSC	1984	3,584	9.5 years	17,250	(14)	September 2018	13,971
33	KARMEN	Sea Consortium	1991	3,351	1 year	19,400		April 2012	19,400
34	MARINA	PO Hainan	1992	3,351	1 year	18,000		March 2012	18,000
35	KONSTANTINA	Sea Consortium	1992	3,351	0.7 years	17,400		February 2012	17,400
36	AKRITAS	Hapag Lloyd	1987	3,152	4 years	12,500		August 2014	12,500
37	GIFTED(iv)	Evergreen	1984	2,922	5 years	15,200		November 2012	15,200
38	GENIUS I(iv)	Evergreen	1984	2,922	3.3 years	15,200		November 2012	15,200
39	GATHER(iv)	Evergreen	1984	2,922	5 years	15,200		November 2012	15,200
40	MSC CHALLENGER	MSC	1986	2,633	4.8 years	10,000		July 2015	10,000
41	MSC REUNION	MSC	1992	2,024	6 years	12,000	(15)	June 2014	11,615
42	MSC NAMIBIA II	MSC	1991	2,023	6.8 years	11,500		July 2014	11,500
43	MSC SIERRA II	MSC	1991	2,023	5.7 years	11,250	(16)	June 2014	11,448
44	MSC PYLOS	MSC	1991	2,020	3 years	9,200	(17)	January 2014	11,321
45	PROSPER	TS Lines	1996	1,504	1 year	10,500		March 2012	10,500
46	ZAGORA	MSC	1995	1,162	0.7 years	7,000		March 2012	7,000
47	HORIZON	OACL	1991	1,068	7.1 years	10,050		April 2012	10,050

Newbuilds

Vessel Name		Shipyard	Charterer	Expected Delivery	Approximate Capacity (TEU)
1	Hull S4010	Sungdong Shipbuilding	MSC	4th Quarter 2012	9,000
2	Hull S4011	Sungdong Shipbuilding	MSC	4th Quarter 2012	9,000
3	Hull S4020	Sungdong Shipbuilding	Evergreen	1st Quarter 2013	8,800
4	Hull S4021	Sungdong Shipbuilding	Evergreen	1st Quarter 2013	8,800
5	Hull S4022	Sungdong Shipbuilding	Evergreen	2nd Quarter 2013	8,800
6	Hull S4023	Sungdong Shipbuilding	Evergreen	2nd Quarter 2013	8,800
7	Hull S4024	Sungdong Shipbuilding	Evergreen	3rd Quarter 2013	8,800
8	H1068A	Jiangnan Changxing	MSC	November 2013	9,000
9	H1069A	Jiangnan Changxing	MSC	December 2013	9,000
10	H1070A	Jiangnan Changxing	MSC	January 2014	9,000

(1)	Charter terms and expiration dates are based on the earliest date charters could expire.

(2)

This average rate is calculated based on contracted charter rates for the days remaining between December 31, 2011 and the earliest expiration of each charter. Certain of our charter rates change until their earliest expiration dates, as indicated in the footnotes below.

(3)	This charter rate changes on May 8, 2014 to $26,100 per day until the earliest redelivery date.

(4)	This charter rate changes on June 30, 2014 to $26,100 per day until the earliest redelivery date.

(5)	This charter rate changes on August 24, 2014 to $26,100 per day until the earliest redelivery date.

(6)	This charter rate changes on October 20, 2014 to $26,100 per day until the earliest redelivery date.

(7)	This charter rate changes on December 4, 2014 to $26,100 per day until the earliest redelivery date.

(8)	This charter rate changes on January 13, 2016 to $26,100 per day until the earliest redelivery date.

(9)	This charter rate changes on April 28, 2016 to $26,100 per day until the earliest redelivery date.

(10)	This charter rate changes on June 11, 2016 to $26,100 per day until the earliest redelivery date.

(11)

This charter rate changes on July 1, 2012 to $23,150 per day until the earliest redelivery date. In addition, if the charterer does not exercise its unilateral option to make a one-time payment at the earliest redelivery of the charter of approximately $6.9 million, the charter will be extended for a period of approximately 3 years at a minimum rate of $23,150.

(12)

This charter rate changes on July 1, 2012 to $23,150 per day until the earliest redelivery date. In addition, if the charterer does not exercise its unilateral option to make a one-time payment at the earliest redelivery of the charter of approximately $6.9 million, the charter will be extended for a period of approximately 3 years at a minimum rate of $23,150.

(13)

This charter rate changes on May 8, 2012 to $18,274 per day and on January 1, 2013 to $22,150 per day until the earliest redelivery date. In addition, the charterer is required to pay approximately $5.0 million no later than July 2016, representing accrued charter hire, the payment of which was deferred.

(14)

This charter rate changes on December 29, 2011 to $17,250 per day until the earliest redelivery date. As from December 1, 2012 until redelivery, hire to be minimum $13,500 per day plus 50% of the difference between the market rate and the hire rate of $13,500. Market rate to be determined annually based on the Hamburg ConTex type 3500TEU index published on October 1 of each year until redelivery.

(15)	This charter rate changes on July 27, 2012 to $11,500 per day until the earliest redelivery date.

(16)	This charter rate changes on July 1, 2012 to $11,500 per day until the earliest redelivery date.

(17)	This charter rate changes on February 28, 2012 to $11,500 per day until the earliest redelivery date.

(i)	The charterer has a unilateral option to extend the charter of the vessel for two periods of 30 months each +/-90 days on the final period performed, at a rate of $41,700 per day.

(ii)	The charterer has a unilateral option to extend the charter of the vessel for a period of 12 months +/-60 days at a rate of $27,500 per day.

(iii)	The company has agreed to purchase the vessel MSC Ulsan, subject to final documentation. The vessel is expected to be delivered within the first quarter of 2012.

(iv)	Each charterer has a unilateral option to extend the charter of the vessel for an additional period through 2014, at a rate of $14,000 per day.

In November 2010, we completed an initial public offering of shares of our common stock. Our common stock is listed on the New York Stock Exchange. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

We maintain our principal executive offices at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Our telephone number at that address is +30-210-949-0050. We maintain a website at www.costamare.com. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of the Marshall Islands, Inc.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled “Where You Can Find Additional Information.”

In addition to the matters described under the heading “Our vessels may call on ports located in countries that are subject to restrictions imposed by the United States government, which could negatively affect the trading price of our shares of common stock” in our most recent Annual Report on Form 20-F, the U.S. Congress is currently considering the enactment of the Iran, North Korea, and Syria Nonproliferation Reform and Modernization Act of 2011, which would, among other things, provide for the imposition of sanctions, including a prohibition on investments by U.S. persons and a 180-day prohibition on calling at any U.S. port, on companies or persons that provide certain shipping services to or from Iran, North Korea or Syria with respect to certain prohibited goods.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common stock. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Marshall Islands corporation and our principal executive offices are located outside of the United States in Athens, Greece. All of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. Federal or state securities laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $300,000,000 of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus and Costamare Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the SEC on March 22, 2011;

•

our Reports on Form 6-K furnished to the SEC on April 12, 2011, May 11, 2011, May 24, 2011, May 24, 2011, June 30, 2011, July 11, 2011, July 19, 2011, July 27, 2011, July 28, 2011, September 15, 2011, September 20, 2011, October 11, 2011, October 21, 2011, October 25, 2011, October 26, 2011, October 27, 2011 and January 12, 2012; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333-170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investors” section of our website at www.costamare.com. Requests for such information should be made to us at the following address:

Costamare Inc.
60 Zephyrou Street &
Syngrou Avenue
17564 Athens, Greece
+30-210-949-0050
Attention: Konstantinos Zacharatos

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with U.S. GAAP.

	Year Ended December 31,					9 Months Ended September 30,
	2006	2007	2008	2009	2010	2011
Ratio of Earnings to Fixed Charges	3.29	2.85	2.54	2.41	2.18	2.11

We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges.

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income plus fixed charges less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization and write-off of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	potential future vessel acquisitions;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and new vessel acquisitions.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

A description of our common stock can be found in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333- 170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description.

DESCRIPTION OF PREFERRED STOCK

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

The applicable prospectus supplement will describe the following terms of any series of preferred shares in respect of which this prospectus is being delivered:

•	the designation of the series;

•

the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

The description in the applicable prospectus supplement of any preferred stock we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable certificate of designations or specimen stock certificate, which will be filed with the SEC if we offer preferred stock. For more information on how you can obtain copies of any certificate of designations or specimen stock certificate if we offer preferred stock, see “Where You Can Find Additional Information” beginning on page 7 of this prospectus. We urge you to read the applicable certificate of designations, the applicable specimen stock certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

We may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into common stock or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into common stock or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for common stock or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material United States federal income tax or other income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•

we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee indemnity satisfactory to it;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities; or

•

irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for common stock or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where our obligation runs to the holder of the security named on the face of the security; or

•	in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the amount of warrants outstanding;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find Additional Information” beginning on page 7 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” beginning on page 7 of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF THE UNITS

We may issue units consisting of common stock, preferred stock, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

The applicable prospectus supplement relating to any series of units will describe the terms of the units, including, where applicable, the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see “Where You Can Find Additional Information” beginning on page 7 of this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to an aggregate public offering price of $300,000,000. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•

on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA,” the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with a possible offering of $300,000,000 of the securities registered under this registration statement.

SEC Registration Fee		$34,380
Printing		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
NYSE Fees		*
FINRA Fee		30,500
Miscellaneous Costs		*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Cozen O’Connor, New York, New York. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Costamare Inc. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2010 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., an independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are so incorporated in reliance upon such report, given on the authority of such firm, as experts in accounting and auditing.

7,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

BofA Merrill Lynch

March 22, 2012